Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Universal Truckload Services, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated March 28, 2005, with respect to the consolidated balance sheets of Universal Truckload Services, Inc. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of income, shareholders’ equity (deficit), and cash flows for the years then ended, which report appears in the December 31, 2004, annual report on Form 10-K of Universal Truckload Services, Inc.

Our report refers to our audit of the adjustments that were applied to the stock split reflected in the 2002 consolidated financial statements, as more fully described in Note 12 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2002 consolidated financial statements of Universal Truckload Services, Inc. other than with respect to such adjustments.

Our report also contains an explanatory paragraph that refers to services provided to Universal Truckload Services, Inc. by its parent, CenTra, Inc. The costs of these services may not be necessarily indicative of the costs that would have been incurred if Universal Truckload Services, Inc. had internally performed or acquired these services as an unaffiliated company.

/s/ KPMG LLP

Detroit, Michigan
March 30, 2005